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Jzaneen Lalani General Counsel (201) 802-7249	Laura Perry LMP Investor Relations Inc. (646) 719-1055

Roche Exercises Its Option to Further Develop and Commercialize Memory
Pharmaceuticals’ Nicotinic Alpha-7 Agonist, MEM 3454

-Memory Receives $6 Million Milestone Payment-
-Memory to Host Conference Call at 9:00 a.m. EDT Today-

Montvale, NJ and Basel, Switzerland – May 2, 2008 — Memory Pharmaceuticals Corp. (NASDAQ: MEMY) and Roche (SWX: ROG) today announced that Roche has exercised its option to further develop and commercialize Memory Pharmaceuticals’ lead nicotinic alpha-7 agonist drug candidate, MEM 3454, for neurological and psychiatric disorders. Roche’s exercise of its option for MEM 3454 triggers a $6 million milestone payment and entitles Memory Pharmaceuticals to future payments upon the achievement of additional milestones and royalties on product sales, including a $17 million milestone payment upon the completion of the ongoing Phase 2a study in cognitive impairment associated with schizophrenia (CIAS). In addition, Memory Pharmaceuticals retains an option to co-promote MEM 3454 in the United States.

“We are excited that Roche shares our enthusiasm for MEM 3454 and its potential to address the cognitive deficits associated with debilitating CNS disorders,” stated Vaughn M. Kailian, President and Chief Executive Officer of Memory Pharmaceuticals. “We have aggressively advanced MEM 3454 through early-stage clinical trials, including a positive Phase 2a trial in Alzheimer’s disease. We believe that Roche’s continued commitment to the program, together with its expertise in later-stage clinical development and commercialization, will provide the support and capabilities to realize the full potential of this compound.”

In a recently completed Phase 2a study in Alzheimer’s disease patients, MEM 3454 demonstrated a statistically significant effect on multiple measures of cognition. The compound is currently being evaluated in a Phase 2a trial in CIAS, with top-line results expected in the fourth quarter of 2008. The trial is expected to enroll approximately 160 patients and is designed to assess the safety, tolerability and cognitive effects of three doses of MEM 3454 in patients with CIAS. In addition, Memory Pharmaceuticals and Roche recently expanded their schizophrenia development program for MEM 3454 to include a biomarker study, which will be funded by Roche. Memory Pharmaceuticals expects to initiate the biomarker trial this summer, with results expected by early 2009.

MEM 3454 is a partial agonist of the nicotinic alpha-7 receptor, a highly specialized receptor found in the central nervous system. Compounds acting on this receptor could be beneficial in the treatment of Alzheimer’s disease and schizophrenia, as well as other psychiatric and neurological disorders.

Conference Call Information

Memory Pharmaceuticals will hold a conference call today, May 2, 2008 at 9:00 a.m. EDT to discuss this announcement. The conference call will also be broadcast live from the “Investors” section of the Company’s website. Memory Pharmaceuticals’ senior management will host the conference call. Investors and other interested parties may access the call as follows:

Date:	Friday, May 2, 2008
Time:	9:00 a.m. EDT
Telephone (U.S.):	866.314.4483
Telephone (international):	617.213.8049
Participant Passcode:	38691567
Webcast:	http://www.memorypharma.com under the "Investors" section

An audio replay of the conference call will be available from 11:00 a.m. EDT on Friday, May 2, 2008, until Friday, May 9, 2008. To access the replay, please dial 888.286.8010 (U.S.) or 617.801.6888 (international) and enter passcode number 95627100. An audio replay of the conference call will also be available under the “Investors” section of the Company’s website during the same period.

About Memory Pharmaceuticals

Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders, many of which exhibit significant impairment of memory and other cognitive functions, including Alzheimer’s disease and schizophrenia. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of Memory Pharmaceuticals’ drug candidates and whether they demonstrate these candidates’ safety and effectiveness; the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationships; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; protecting the intellectual property developed by or licensed to Memory Pharmaceuticals; and Memory Pharmaceuticals’ ability to maintain listing on the Nasdaq Global Market. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.